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                                                                   EXHIBIT 99(b)

                              NCL CORPORATION LTD.

                                OFFER TO EXCHANGE

                         10 5/8% SENIOR NOTES DUE 2014

    Which Have Been Registered Under the Securities Act of 1933, as Amended,

                           for Any and All Outstanding

                         10 5/8% SENIOR NOTES DUE 2014

TO:      BROKERS, DEALERS, COMMERCIAL BANKS,
      TRUST COMPANIES AND OTHER NOMINEES:

            Upon and subject to the terms and conditions set forth in the Prospectus, dated ______________ (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Exchange Offer") registered 10 5/8% Senior Notes due 2014 (the "New Notes") for any and all outstanding 10-5/8% Senior Notes due 2014 (the "Old Notes") (CUSIP No. ________ ) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of NCL Corporation Ltd. (the "Company") contained in the Registration Rights Agreement, dated as of July 15, 2004 between the Company and J.P. Morgan Securities Inc. and DnB NOR Markets, Inc. (together, the "Initial Purchasers").

            We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

            1. Prospectus dated __________________;

            2. The Letter of Transmittal for your use and for the information of your clients;

            3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

            4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

            Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on _________________ (the "Expiration Date") (20 business days following the commencement of the Exchange Offer), unless extended by the Company. The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

            To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

            If holders of Old Notes wish to tender, but it is impracticable for them to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed

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delivery procedures described in the Prospectus under "The Exchange Offer -
Guaranteed Delivery Procedures".

            Additional copies of the enclosed material may be obtained from JPMorgan Chase Bank, N.A., 4 New York Plaza, Floor 15, New York, NY 10004-2413,
Attn: Carol Ng, Vice President.

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